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Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
AGILENT TECHNOLOGIES, INC.
of
Up to 73,000,000 Shares of its Common Stock
(including the associated Preferred Share Purchase Rights issued under the Preferred Stock Rights Agreement)
at a Purchase Price Not Greater Than $37.00 nor Less Than $32.00 Per Share

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
  AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 13, 2005,
  UNLESS THE OFFER IS EXTENDED.

        Agilent Technologies, Inc., a Delaware corporation (the "Company," "we," or "us"), is offering to purchase up to 73,000,000 shares of its common stock, par value $0.01 per share (the "common stock"), including the associated preferred share purchase rights (the "rights") issued under the Preferred Stock Rights Agreement between the Company and the Harris Trust and Savings Bank as Rights Agent, dated as of May 12, 2000, at a price not greater than $37.00 nor less than $32.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Unless the context otherwise requires, all references to shares shall refer to the common stock of the Company and shall include the rights; and unless the rights are redeemed prior to the expiration of the Offer, a tender of the shares will constitute a tender of the rights.

        On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $37.00 nor less than $32.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to buy 73,000,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Offer expires. See Section 3.

        Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 10,077,043 shares). See Sections 1 and 16.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to certain conditions, including the closings of (i) the sale of our Semiconductor Products Group ("SPG"), currently expected to occur on or about December 1, 2005; (ii) the sale of our stake in Lumileds Lighting International, B.V. ("Lumileds"), currently expected to close by the end of November 2005; and (iii) the Term Facility (as defined below) of up to $1.0 billion pursuant to the terms and conditions of the Term Facility Commitment Letter (as defined below) and our satisfaction of all conditions to borrowing thereunder at least five business days prior to the expiration of the Offer. See Sections 7 and 9.

        The shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "A". On November 14, 2005, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the NYSE was $32.90 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

        Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary, or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:
Merrill Lynch & Co.

November 15, 2005

IMPORTANT

        If you desire to tender all or any portion of your shares, you should either:

        (1)   (a)    complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or

              (b)    tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or

        (2)   request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact the nominee if you desire to tender those shares.

        If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

        To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

        If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $32.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $32.00 per share.

        Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, or to Merrill Lynch & Co., the Dealer Manager for the Offer, at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

        We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

TABLE OF CONTENTS

SUMMARY TERM SHEET		v
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS		xiii
INTRODUCTION		1
THE TENDER OFFER		3
1.	Terms of the Offer	3
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans	6
3.	Procedures for Tendering Shares	8
4.	Withdrawal Rights	13
5.	Purchase of Shares and Payment of Purchase Price	14
6.	Conditional Tender of Shares	15
7.	Conditions of the Tender Offer	16
8.	Price Range of the Shares	19
9.	Source and Amount of Funds	19
10.	Certain Financial Information	23
11.	Information About Agilent Technologies, Inc.	33
12.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	35
13.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	43
14.	Legal Matters; Regulatory Approvals	44
15.	United States Federal Income Tax Consequences	44
16.	Extension of the Tender Offer; Termination; Amendment	46
17.	Fees and Expenses	47
18.	Miscellaneous	48

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SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. The Company is at times referred to as "we," "our" or "us." We refer to the shares of our common stock, including the rights, as the "shares." This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

        Agilent Technologies, Inc.

What is the Company offering to purchase?

        We are offering to purchase up to 73,000,000 shares of our common stock, par value $0.01 per share, including the associated rights. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

        We are conducting the Offer through a procedure commonly called a modified "Dutch Auction."

        This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.

        The price range for the Offer is $32.00 to $37.00 per share. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) that will allow us to buy 73,000,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

        All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

        If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined under the Tender Offer" indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $32.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $32.00 per share.

        If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares will the Company purchase in the Offer?

        We will purchase up to 73,000,000 shares in the Offer (representing approximately 14.2% of our issued shares). If fewer shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. Each share is coupled with an associated right that we will acquire with the shares of common stock we purchase. No additional consideration will be paid for the rights. If more than 73,000,000 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we will purchase on a priority basis, and except for each conditional tender whose

v

condition was not met, which we will not purchase (except as described in Section 6). Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 10,077,043 shares). In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions, including the closings of:

  •
  the sale of our Semiconductor Products Group ("SPG") to Kohlberg Kravis Roberts & Co. and Silver Lake Partners for approximately $2.66 billion in cash, currently expected to close on or about December 1, 2005;

  •
  the sale of our stake in Lumileds Lighting International, B.V. ("Lumileds") to Koninklijke Philips Electronics N.V. for a purchase price payable to us in cash of $948.5 million and reimbursement to us of approximately $51.5 million in outstanding debt, currently expected to close by the end of November 2005; and

  •
  the Term Facility of up to $1.0 billion pursuant to the terms and conditions of the Term Facility Commitment Letter and our satisfaction of all conditions to borrowing thereunder at least five business days prior to the expiration of the Offer. See Sections 1, 7 and 9.

How will the Company pay for the shares?

        Assuming that the maximum of 73,000,000 shares are tendered in the Offer at the maximum purchase price of $37.00 per share, the aggregate purchase price will be $2.701 billion. We anticipate that we will pay for the shares tendered in the Offer from our available cash, as well as one or more of the proceeds of the closings of the sale of our SPG business and of our stake in Lumileds, and draw-down under the Term Facility of up to $1.0 billion pursuant to the terms and conditions of the Term Facility Commitment Letter (in each case, as defined in Section 9). We may use direct or indirect proceeds of such closings to pay for the shares. See Section 9.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

        You may tender your shares until the Offer expires. The Offer will expire on December 13, 2005, at 12:00 midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee's deadline.

        We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 16. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

        If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 16.

What is the purpose of the Offer?

        Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that, given our business profile following the pending sales of our SPG business and our stake in Lumileds, the potential spin-off of our System-On-Chip ("SOC") and Memory Test businesses and the recent market prices for our common stock, the Offer is a prudent use of our financial resources. This Offer is part of our previously announced share repurchase program of up to $4.466 billion worth of our common stock, and assuming 73,000,000 shares are repurchased at a price of $37.00 per share in the Offer, we will have completed purchases of approximately $2.99 billion of our common stock pursuant to the program. Our management and Board of Directors also considered the restructuring program to reduce our global infrastructure costs by more than $450 million, and infrastructure-related employment by about 1,300 jobs. This reduction may be accomplished by a combination of employee transfers to the divested operations, attrition and other work-force reduction. We expect that the restructuring will be largely completed around the middle of fiscal year 2006, and that roughly $200 million of implementation costs associated with the restructuring will be essentially offset by the proceeds of property and other asset sales. We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations as well as provide appropriate financial flexibility for general corporate purposes.

        We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an appropriate use of capital and an efficient means to provide value to our stockholders. We do not believe that consummation of the Offer will impair our competitive ability or our business prospects; however, borrowing under the Term Facility (as defined in Section 9) and the additional borrowing we expect to incur in order to refinance the Term Facility will increase our interest expense on an ongoing basis. See Sections 9 and 10.

        The foregoing two paragraphs contain forward-looking statements subject to known and unknown risks that may be realized in the future. See "Cautionary Note on Forward-Looking Statements."

What are the significant conditions to the Offer?

        Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

  •
  Closing of the sale of our SPG business, currently expected to occur on or about December 1, 2005.

  •
  Closing of the sale of our stake in Lumileds, currently expected to close by the end of November 2005.

  •
  Closing of the Term Facility of up to $1.0 billion pursuant to the terms and conditions of the Term Facility Commitment Letter (as defined in Section 9) and our satisfaction of all conditions to borrowing thereunder at least five business days prior to the expiration of the Offer.

  •
  No material changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

  •
  No decrease in excess of 10% in the price of our common stock or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

  •
  No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

  •
  No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

  •
  No one (including certain groups) shall have acquired or proposed to acquire more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

  •
  No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

  •
  No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

  •
  Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our common stock to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Offer is subject to a number of other conditions described in greater detail in Sections 7 and 9.

What are the "associated preferred share purchase rights"?

        Each time we issue a share of common stock, we issue to the holder of the share one stock purchase right pursuant to the Preferred Stock Rights Agreement dated as of May 12, 2000 between the Company and Harris Trust and Savings Bank, as Rights Agent, which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO. These associated preferred share purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock, and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company and shall include the rights. Unless the rights are redeemed prior to the expiration of the Offer, a tender of the shares will constitute a tender of the rights.

Following the Offer, will the Company continue as a public company?

        Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the NYSE or to not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

        If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on December 13, 2005, or any later time and date to which the Offer may be extended:

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

  •
  If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare, the Depositary for the Offer.

  •
  If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

  •
  If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

        You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Offer?

        If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What happens if more than 73,000,000 shares are tendered at or below the purchase price?

        If more than 73,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time, we will purchase shares:

  •
  first, from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price we determine and do not properly withdraw them before the Expiration Time;

  •
  second, from all other stockholders who properly tender shares at or below the purchase price we determine, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

  •
  third, only if necessary to permit us to purchase 73,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price prior to the Expiration Time and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on December 13, 2005, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on January 11, 2006. See Section 4.

How do I withdraw shares I previously tendered?

        To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary, or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

        Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 12.

x

If I decide not to tender, how will the Offer affect my shares?

        Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

        On November 14, 2005, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the NYSE was $32.90 per share. A portion of the price range for the Offer is below the closing price of $32.90 per share on November 14, 2005, the last full trading day before we announced our intention to make the Offer. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

        We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

        If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

        Generally, if you are a U.S. Holder (as defined in Section 15), you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 15. If you are a foreign stockholder (as defined in Section 3), you may be subject to withholding at a rate of 30% on payments received pursuant to the Offer. You may also be subject to tax in your jurisdiction on the disposal of shares. Please consult your personal tax advisor to determine how this will apply to you. See Section 3.

        Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service ("IRS") form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). See Section 3. We recommend that you consult with your tax advisor with respect to your particular situation.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

        This Offer is part of our previously announced share repurchase program of up to $4.466 billion worth of our common stock, and assuming 73,000,000 shares are repurchased at a price of $37.00 per share in the Offer, we will have completed purchases of $2.99 billion of our common stock pursuant to the program. However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Sections 10 and 11.

Will I have to pay stock transfer tax if I tender my shares?

        We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

What is the accounting treatment of the Offer?

        The accounting for the repurchase of the shares under the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the repurchased shares, a reduction in cash and an increase in long-term debt as illustrated in Section 10, "Certain Financial Information."

Whom can I talk to if I have questions?

        If you have any questions regarding the Offer, please contact Georgeson Shareholder Communications Inc., the Information Agent for the Offer, at (212) 440-9800 or Merrill Lynch & Co., the Dealer Manager for the Offer, at (609) 818-8000. Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains "forward-looking statements," which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions, as well as statements in future tense, identify forward-looking statements.

        You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

  •
  the timing of the SPG business and Lumileds disposals and unanticipated delays in our receipt of the Lumileds proceeds;

  •
  changes in the potential spin-off of our System-On-Chip ("SOC") and Memory Test businesses, including complications in connection with the separation of these assets and difficulties or delays in the expected IPO process due to market conditions or regulatory delays;

  •
  our ability to close the Term Facility and to secure subsequent additional borrowing necessary to refinance amounts drawn-down pursuant to the Term Facility;

  •
  the ability to meet and achieve the benefits of our cost-reduction goals and successfully adapt our cost structures to continuing changes in business conditions;

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  unforeseen changes in the strength of our customers' businesses;

  •
  unforeseen changes in the demand for current and new products and technologies;

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  the ability to execute successfully through business cycles while we continue to implement cost reductions;

  •
  the ability to meet and achieve the benefits of our cost-reduction goals and otherwise adapt our cost structures to continuing changes in business conditions;

  •
  ongoing competitive, pricing and gross margin pressures;

  •
  the risk that our cost-cutting initiatives will impair our ability to develop products and remain competitive and to operate effectively;

  •
  the impact of geopolitical uncertainties on our operations, our markets and our ability to conduct business;

  •
  the ability to improve asset performance to adapt to changes in demand; and

  •
  the ability to successfully introduce new products at the right time, price and mix.

        These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.

        Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

        In addition, please refer to our Current Reports on Form 8-K dated September 14, 2005, August 25, 2005 and August 15, 2005, our Quarterly Reports on Form 10-Q for the quarterly periods ended July 31, 2005, April 30, 2005 and January 31, 2005, and our Annual Report on Form 10-K for the fiscal year ended October 31, 2004, in each case as filed with the U.S. Securities and Exchange Commission, each of which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See Section 11. Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

        We invite our stockholders to tender shares of our common stock, par value $0.01 per share (the "common stock"), including the associated rights, for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 73,000,000 shares at a price not greater than $37.00 nor less than $32.00 per share, net to the seller in cash, less applicable withholding taxes and without interest. We will not pay any additional consideration for the rights.

        The Offer will expire at 12:00 midnight, New York City time, on December 13, 2005, unless extended (such date and time, as they may be extended, the "Expiration Time").

        After the offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price within the price range specified above that will allow us to buy 73,000,000 shares. If fewer shares are properly tendered, we will select the price (in multiples of $0.25) that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

        We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

        Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 10,077,043 shares). See Sections 1 and 16.

        Tendering stockholders whose shares are registered in their own names and who tender directly to Computershare, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

        The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase, including the closings of (i) the sale of our Semiconductor Products Group ("SPG") to Kohlberg Kravis Roberts & Co. and Silver Lake Partners for approximately $2.66 billion in cash, currently expected to close on or about December 1, 2005; (ii) the sale of our stake in Lumileds Lighting International, B.V. ("Lumileds") to Koninklijke Philips Electronics N.V. for a purchase price payable to us in cash of $948.5 million and reimbursement to us of approximately $51.5 million in outstanding debt, currently expected to close by the end of November 2005; and (iii) the Term Facility of up to $1.0 billion pursuant to the terms and conditions of the Term Facility Commitment Letter (as defined in Section 9) and our satisfaction of all conditions to borrowing thereunder at least five business days prior to the expiration of the Offer.

        Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price or purchase prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

        Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 12.

        Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 15 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares under the Offer.

        As of October 31, 2005, there were 503,852,191 shares of our common stock issued and outstanding, not including 8,877,300 of our issued shares held in treasury. The 73,000,000 shares that we are offering to purchase hereunder represent approximately 14.2% of the total number of issued shares of our common stock as of October 31, 2005. The shares are listed and traded on the NYSE under the symbol "A". On November 14, 2005, the last full trading day before we announced our intention to make the Offer, the closing price of the shares as reported on the NYSE was $32.90 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

THE TENDER OFFER

1.     Terms of the Offer

        General.    Upon the terms and subject to the conditions of the Offer, we will purchase up to 73,000,000 shares of our common stock, or if fewer shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $37.00 nor less than $32.00 per share, net to the seller in cash, less any applicable withholding tax and without interest.

        The term "Expiration Time" means 12:00 midnight, New York City time, on December 13, 2005, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Time" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the "Commission" or the "SEC") and subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (or approximately 10,077,043 shares). See Section 16.

        In the event of an over-subscription of the Offer as described below, shares tendered at or below the purchase price will be subject to proration, except for "odd lots." The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

        If we:

  •
  increase the price to be paid for shares above $37.00 per share or decrease the price to be paid for shares below $32.00 per share;

  •
  increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (or approximately 10,077,043 shares); or

  •
  decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 16, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to approximately 12:00 midnight, New York City time.

        The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions, including closings of (i) the sale of our Semiconductor Products Group ("SPG"), currently expected to close on or about December 1, 2005; (ii) the sale of our stake in Lumileds Lighting International, B.V. ("Lumileds"), currently expected to close by the end of November 2005; and (iii) the Term Facility of up to $1.0 billion pursuant to the terms and conditions of the Term Facility Commitment Letter (as defined in Section 9) and our satisfaction of all conditions to borrowing thereunder at least five business days prior to the expiration of the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $37.00 nor less than $32.00 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering stockholder receiving the minimum price of $32.00 per share. A portion of the price range for the Offer is below the closing price of $32.90 per share on November 14, 2005, the last full trading day before we announced our intention to make the Offer. See Section 8 for recent market prices for the shares.

        Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and will determine the purchase price that we will pay for shares properly tendered and not properly withdrawn in the Offer. Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through PR Newswire or another comparable service and a filing on Form 8-K of such information.

        We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to buy 73,000,000 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly after the Offer expires. Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal. Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

        If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the Expiration Time is less than or equal to 73,000,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if more than 73,000,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

  •
  First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

  •
  tenders all shares owned beneficially of record by the Odd Lot Holder at a price at or below the purchase price we determine (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

  •
  completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  •
  Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

  •
  Third, if necessary to permit us to purchase 73,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

        Odd Lots.    The term "odd lots" means all shares properly tendered prior to the Expiration Time at prices at or below the purchase price selected by us and not properly withdrawn by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

        To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price selected by us. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 15, the number of shares that we will purchase from a stockholder under the Offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

        Purpose of the Tender Offer.    Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and believe that, given our business profile following the pending sales of our SPG business and our stake in Lumileds, the potential spin-off of our SOC and Memory Test businesses and the recent market prices for our common stock, the Offer is a prudent use of our financial resources, an appropriate use of capital and an efficient means to provide value to stockholders. This Offer is part of our previously announced share repurchase program of up to $4.466 billion worth of our common stock, and assuming 73,000,000 shares are repurchased at a price of $37.00 per share in the Offer, we will have completed purchases of $2.99 billion of our common stock pursuant to the program. We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations as well as provide appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See "Cautionary Note on Forward-Looking Statements." In particular, we believe that, in light of the opportunities available to the Company and our current business plan, the Offer presents a superior alternative to other uses of our financial resources. In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including our increased indebtedness as described in Section 9. We do not believe that consummation of the Offer will impair our competitive ability or our business prospects.

        We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

        The Offer also provides our stockholders with an efficient way to sell their shares without incurring brokers' fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

        Neither we nor any member of our Board of Directors nor the Dealer Manager, the Depositary, or the Information Agent is making any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which stockholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer.

        Certain Effects of the Offer.    Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. However, we may not be able to issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

        Shares we acquire pursuant to the Offer will be held in treasury and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

        The Offer will reduce our "public float" (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

        Because our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer, as a result, they will increase their proportional stake in us. However, after termination of the Offer, our directors and executive officers may, in accordance with applicable law, sell their shares in open market transactions, at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 12.

        Other Plans.    On September 9, 2005, we completed the redemption of all of our 3% senior convertible debentures due 2021. When the redemption was announced on August 15, 2005, the aggregate outstanding principal amount of debentures was approximately $1.15 billion. In lieu of cash redemption, holders of approximately $466 million aggregate principal amount of the debentures elected to convert their holdings into approximately 14.5 million shares of our common stock. The remaining $684 million of outstanding debentures were retired and, as a result, we no longer have any of the debentures outstanding.

        We have previously announced:

  •
  our agreement to divest our SPG business to Kohlberg Kravis Roberts & Co. and Silver Lake Partners for $2.66 billion, subject to post-closing adjustments;

  •
  our definitive agreement to sell our stake in Lumileds to Koninklijke Philips Electronics N.V. for $948.5 million and reimbursement to us of approximately $51.5 million in outstanding debt;

  •
  our current intent to attempt a spin-off of our SOC and Memory Test businesses as soon as practicable in 2006; and

  •
  our share repurchase program and its increased size, of which this Offer is an integral part, from $4 billion to $4.466 billion.

        We have signed a Term Facility Commitment Letter which outlines the terms and conditions for the borrowing of up to $1.0 billion. See Section 9. We currently expect to repay the Term Facility through cash, cash equivalents or other liquid investments and/or secured or unsecured longer-term borrowings. Longer-term financing may include a potential unregistered private placement to qualified institutional buyers of up to $1.5 billion aggregate principal amount of senior notes (the "Senior Notes"), which could result in up to $1.6 billion of our cash and cash equivalents being classified as restricted cash. The interest rate on the Senior Notes could differ from the interest rate on the Term Facility. The foregoing are forward-looking statements subject to known and unknown risks. See "Cautionary Note on Forward-Looking Statements."

        Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

  •
  any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer (other than Dick Chang, Senior Vice President, Business Development and President, Semiconductor Products Group, who will remain with our SPG business after its disposition);

  •
  any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

  •
  any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 13 of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities; or

  •
  any changes in our charter or by-laws that could impede the acquisition of control of us.

        Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3.     Procedures for Tendering Shares

        Valid Tender.    For a stockholder to make a valid tender of shares under the Offer (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

  •
  a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message" (see "—Book-Entry Transfer" below), and any other required documents; and

  •
  either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "—Book-Entry Transfer" below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee's applicable deadline.

        The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

        In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer," in which case you will be deemed to have tendered your shares at the minimum price of $32.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $32.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned "Price (in Dollars) Per Share at Which Shares Are Being Tendered." A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $32.00 per share. You should understand that this election may lower the purchase price and could result in the tendered shares being purchased at the minimum price of $32.00 per share. A portion of the price range for the Offer is below the closing market price for the shares on November 14, 2005, the last full day of trading before we announced our intention to make the Offer. See Section 8 for recent market prices for the shares.

        If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned "Price (in Dollars) per Share at Which Shares Are Being Tendered." Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

        A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, stockholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

        We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

        Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

        Book-Entry Transfer.    For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

        The confirmation of a book-entry transfer of shares into the Depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures will not constitute delivery to the Depositary.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery.    The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

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  the "registered holder(s)" of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

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  those shares are tendered for the account of an "eligible institution."

        For purposes hereof, a "registered holder" of tendered shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

        Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

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  your tender is made by or through an eligible institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

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  the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary's account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, and (2) all other required documents.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

        Return of Unpurchased Shares.    The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        Tendering Stockholders' Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (a) such stockholder has a "net long position" in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

        United States Federal Income Tax Withholding.    Under the United States backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

        ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

        Gross proceeds payable pursuant to the Offer to a foreign stockholder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 15 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

        Lost Certificates.    If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (800) 245-7630. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.     Withdrawal Rights

        Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on January 11, 2006, unless such shares have been accepted for payment as provided in the Offer.

        For a withdrawal to be effective, a written notice of withdrawal must:

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  be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

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  specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

        If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

        If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures.

        Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

        We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.     Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) subject to certain limitations and legal requirements, accept for payment up to an additional 2% of our outstanding shares (or approximately 10,077,043 shares), properly tendered at prices at or below the purchase price, and not properly withdrawn before the Expiration Time. In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

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  certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at the book-entry transfer facility,

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  a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent's message, and

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  any other required documents.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration or conditional tender will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

        Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding U.S. federal income tax consequences for non-United States stockholders.

6.     Conditional Tender of Shares

        Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 15, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 73,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 73,000,000 (or such greater number of shares as we may elect to accept for payment, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 73,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.     Conditions of the Tender Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) (a) the Company has not consummated the closings of (i) the sale of our SPG business; (ii) the sale of our stake in Lumileds (in each case, subject to certain customary and other conditions, including antitrust approval for the sale of our stake in Lumileds); or (iii) the Term Facility of up to $1.0 billion pursuant to the terms and conditions of the Term Facility Commitment Letter (as defined in Section 9) and satisfied all conditions to borrowing thereunder at least five business days prior to the expiration of the Offer; or (b) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

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  there has occurred any change that we deem material in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to adversely affect our business or the trading in the shares, including, but not limited to, the following:

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  any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

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  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

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  the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

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  a decrease in excess of 10% in the market price for the shares or in the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index; or

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  in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

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  any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

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  legislation amending the Internal Revenue Code of 1986, as amended (the "Code") has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

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  there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

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  challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

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  seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

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  seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our stockholders otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

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  any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

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  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

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  could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

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  otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

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  a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

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  we learn that:

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  any entity, "group" (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 15, 2005); or

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  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 15, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

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  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

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  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

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  we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

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  cause the shares to be held of record by less than 300 persons; or

  •
  cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.     Price Range of the Shares

        The shares are traded on the NYSE under the symbol "A". The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE based on published financial sources.

	High	Low
Year Ending October 31, 2006:
First Quarter (through November 14, 2005)	$33.18	$31.90
Year Ended October 31, 2005:
First Quarter	$25.90	$21.43
Second Quarter	$24.99	$20.11
Third Quarter	$26.63	$20.72
Fourth Quarter	$34.45	$25.18
Year Ended October 31, 2004:
First Quarter	$38.80	$24.97
Second Quarter	$37.62	$26.91
Third Quarter	$29.68	$22.63
Fourth Quarter	$25.31	$19.51

        On November 14, 2005, the last full trading day before we announced our intention to make the Offer, the last reported sales price of the shares reported by the NYSE was $32.90 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what purchase price or purchase prices to tender their shares.

9.     Source and Amount of Funds

        Assuming that 73,000,000 shares are purchased in the Offer at the maximum purchase price of $37.00 per share, the aggregate purchase price will be approximately $2.7 billion.

        Together with our cash on hand, we anticipate that we will pay for the shares tendered in the Offer from one or more of the proceeds of (a) the sale of our SPG business, currently expected to occur on or about December 1, 2005, for gross proceeds of $2.66 billion, subject to adjustment; (b) the sale of our stake in Lumileds to Koninklijke Philips Electronics N.V. for a purchase price payable to us of $948.5 million and reimbursement to us of approximately $51.5 million in outstanding debt; and (c) a draw-down under the Term Facility (as defined below) of up to $1.0 billion pursuant to the terms and conditions of the Term Facility Commitment Letter (as defined below). The closings of the SPG business and Lumileds disposals are subject to certain customary and other conditions (including antitrust approval in the case of the sale of our stake in Lumileds) and closing of this Offer is conditional thereon. For further information about the sale of our SPG business and our stake in Lumileds, see our Current Reports on Form 8-K dated August 15, 2005 and September 14, 2005, which are incorporated by reference herein. While we have obtained a $1.0 billion financing commitment pursuant to the Term Facility Commitment Letter, it is contingent on the satisfaction of various conditions as further described below. Accordingly, as discussed in Section 7, in addition to the other conditions described in this Offer to Purchase, the Offer will be subject to our satisfying the terms and conditions to borrowing under the Term Facility Commitment Letter at least five business days prior to the expiration of the Offer. We do not have alternative financing plans prior to the expiration of the Offer. We may use direct or indirect proceeds of such closings to pay for the shares.

        We currently expect to repay the Term Facility through cash, cash equivalents or other liquid investments and/or secured or unsecured longer-term borrowings. Longer-term financing may include a potential unregistered private placement to qualified institutional buyers of up to $1.5 billion aggregate principal amount of senior notes (the "Senior Notes"), which may result in up to $1.6 billion of our cash and cash equivalents being classified as restricted cash. The interest rate on the Senior Notes could differ from the interest rate on the Term Facility. The foregoing are forward-looking statements subject to known and unknown risks. See "Cautionary Note on Forward-Looking Statements".

        We have also announced plans to attempt to spin-off our SOC and Memory Test businesses in 2006.

        Term Facility Commitment Letter.    The following summary of the material terms of the Commitment Letter, dated as of November 11, 2005 (the "Term Facility Commitment Letter"), from Merrill Lynch Capital Corporation ("MLCC"), is qualified in its entirety by the terms of the actual Term Facility Commitment Letter, which is filed as exhibit (b) to the Issuer Tender Offer Statement on Schedule TO. The following summary may not contain all of the information about the Term Facility Commitment Letter that is important to you. We encourage you to read the Term Facility Commitment Letter carefully and in its entirety.

        MLCC has committed, subject to the terms and conditions set forth in the Term Facility Commitment Letter, to provide to the Company a term loan facility of up to $1.0 billion (the "Term Facility"). The Term Facility will be used to finance the consummation of the Offer. The Term Facility will provide for a maturity that is the earlier of four months after the closing date of the Offer and the closing date of any refinancing, such as the issuance of the Senior Notes described above.

        The Term Facility may be either a senior secured loan or a senior unsecured loan subject to customary representations, warranties and covenants. If we draw the Term Facility as a senior secured loan, up to $1.6 billion of our cash and cash equivalents could become classified as restricted cash. If we draw the Term Facility as a senior unsecured loan, we may undertake additional covenants, including, but not limited to limitation on indebtedness, limitation on liens, limitation on mergers, acquisitions and asset sales, limitation on restrictions on amending the Term Facility, and limitation on changes to our cash management policy (with customary baskets and exceptions).

        Interest on the outstanding balances under the Term Facility is payable in arrears at the end of each LIBOR period and on the maturity date. For the senior secured loan, interest will accrue at a rate per annum expressed as a basis point spread of 30 basis points over 1 month LIBOR (as adjusted at the end of each interest period and adjusted for all applicable reserve requirements) at such time. For the senior unsecured loan, interest will accrue at a basis point spread of 100 basis points over 1 month LIBOR. "LIBOR" means the current rate quoted by the MLCC, adjusted for any reserve requirements and subject to appropriate change of circumstance provisions, for deposits in the applicable currency for interest periods of one month. Calculation of interest will be on the basis of actual days elapsed in a year of 360 days. Upon and during the continuance of an event of default, the interest rate then applicable to the amount outstanding will increase to a margin of 200 basis points over the rate otherwise in effect.

        We may optionally prepay loans under the Term Facility in whole or in part, without premium or penalty. We would be required to prepay borrowed funds upon certain events, including but not limited to the receipt by us or any of our affiliates of net cash proceeds from (i) the refinancing, (ii) the incurrence of any debt or the issuance of any debt securities in excess of $100.0 million individually or in the aggregate (subject to limited exceptions to be agreed upon), (iii) any capital contribution or the sale or issuance of any capital stock or any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock (subject to exceptions to be agreed upon), (iv) insurance proceeds in excess of $100.0 million individually or in the aggregate, and (v) asset sales and other asset dispositions in excess of $100.0 million individually or in the aggregate (subject to limited exceptions to be agreed upon). In the event of such a mandatory prepayment event, we would be required to prepay the borrowed funds pursuant to the Term Facility in an amount equal to such net proceeds at par, together with accrued interest thereon. In addition, upon the occurrence of a change of control, we would be required to offer to prepay the entire aggregate principal amount of borrowed funds pursuant to the Term Facility in cash for a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. Breakage costs, if any, will be paid by us; provided that no breakage costs shall be payable in connection with the prepayment of the borrowed funds pursuant to the Term Facility with the proceeds of any refinancing.

        MLCC's obligation to extend the loans described above is subject to customary conditions to close, including, but not limited to:

  •
  MLCC's satisfaction with the structure and terms of the Offer and refinancing transactions then contemplated by us or any of our affiliates that, upon the upon the closing date of the refinancing, the cash proceeds of the refinancing will be made available to us in an amount sufficient to repay the Term Facility;

  •
  Since October 31, 2004, there shall not have occurred or become known any material adverse change or any condition, fact, event or development that has resulted or could reasonably be expected to result in a material adverse change in our business, operations, condition (financial or otherwise), assets, liabilities (contingent or otherwise) and our subsidiaries taken as a whole;

  •
  that all information other than projections made available to MLCC by us or our representatives, advisors or affiliates in connection with the Term Facility and refinancings shall be complete and correct in all material respects and shall not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made;

  •
  MLCC not becoming aware of any information or other matter affecting us and our subsidiaries taken as a whole that is material and adverse and is inconsistent with any such information or other matter disclosed to them that in MLCC's reasonable judgment is inconsistent in a material adverse manner with any information or other material disclosed to it prior to the date of the Term Facility Commitment Letter or results in such information having been incomplete in any material respect;

  •
  closing of the sale of our SPG business and of our stake in Lumileds;

  •
  all accrued fees and reasonable expenses of MLCC in connection with the Term Facility shall have been paid;

  •
  there shall not exist any threatened or pending litigation, action, proceeding or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, that in MLCC's sole judgment could reasonably be expected to materially and adversely impact the Offer or the Term Facility or refinancing, or could have a material adverse effect on the ability of the MLCC under the Term Facility to fully and timely perform its obligations thereunder or its rights and remedies;

  •
  all requisite governmental and third party consents and approvals to the transactions shall have been obtained and remain in full force and effect;

  •
  MLCC's satisfaction that no part of the proceeds of the Term Facility will be issued, whether directly or indirectly, in any manner or for any purpose that would result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System of the United States of America;

  •
  MLCC will have received (i) if available, our audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows for the fiscal year ended October 31, 2005, and (ii) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows for each of the first three fiscal quarters of the fiscal year ended October 31, 2005. We and our respective subsidiaries shall have no indebtedness other than such indebtedness disclosed by such financial statements or any intercompany indebtedness or other third-party indebtedness in a principal amount not to exceed $100.0 million in the aggregate;

  •
  MLCC shall have received reasonably customary legal opinions, corporate documents, customary borrowing and closing certificates, solvency certificates, and/or certificates as they may reasonably request and all other material documentation, with respect to or in connection with any of the Offer or refinancing transactions then contemplated by us or our affiliates;

  •
  MLCC shall have received all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act.

  •
  All representations and warranties shall be true and correct in all material respects, and no default or event of default shall have occurred and be continuing;

  •
  In the case of a senior secured loan, MLCC shall have a valid and perfected first priority lien and security interest in the collateral, all filings, recordations and searches necessary or desirable in connection with the collateral shall have been duly made and all filing and recording fees and taxes shall have been duly paid; and

  •
  In the case of a senior secured loan, transaction documents related to the refinancing shall be in full force and effect and in form and substance reasonably satisfactory to MLCC, and MLCC shall have received certified copies of such transaction documents and such other documents relating to it as it may reasonably request.

        General.    We will incur increased indebtedness in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including, but not limited to, the following: (i) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us; (ii) a substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes; (iii) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (iv) our ability to withstand competitive pressures may be decreased; and (v) our level of indebtedness may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

        Our ability to repay expected borrowings under the Term Facility, and to meet our other debt or contractual obligations (including continued compliance with applicable financial covenants), will depend upon one or more of the following: our ability to successfully market the sale of the Senior Notes solely to qualified institutional buyers in a private placement, our future performance and our cash flow from operations, and/or our ability to execute our business plan, each of which is subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under "Cautionary Note on Forward-Looking Statements."

        Management believes that cash flows from operations, anticipated proceeds from the sale of our SPG business and Lumileds, amounts available under our existing credit facilities, or the proposed Term Facility and the Company's anticipated access to public and private debt markets are sufficient to meet the Company's expected liquidity needs.

        The Offer is subject to receipt of financing as described in this Section 9.

10.   Certain Financial Information

        Historical Financial Information.    We incorporate by reference the financial statements and notes thereto on pages F-1 through F-33 of our Annual Report on Form 10-K for the year ended October 31, 2004. In addition, we incorporate by reference the financial information included in Item 1 (beginning on page 3) of our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2005, April 30, 2005 and July 31, 2005. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

  Recent Developments—Fourth Quarter 2005 Results

        On November 14, 2005, we reported orders of $1.50 billion for the fourth fiscal quarter ended October 31, 2005, 26% above the quarter ended October 31, 2004. Revenues during the quarter ended October 31, 2005 were $1.41 billion, 5% above the quarter ended October 31, 2004. Fourth quarter 2005 net earnings were $26 million, or $0.05 per diluted share, compared with $74 million, or $0.15 per diluted share, in the fourth quarter of 2004.

        During the fourth quarter, we announced a definitive agreement to sell our Semiconductor Products Group ("SPG"). As such, the business is being treated as a discontinued operation in our fourth quarter GAAP financial statements.

        Included in fourth quarter 2005 net earnings is a $48 million tax charge associated with repatriating $970 million of off-shore earnings under the Homeland Investment Act. Also included in GAAP results is a $119 million charge composed largely of restructuring costs associated with the pending sale of our Semiconductor Products business and with the planned spin-off of our SOC and Memory Test businesses, now regrouped in our Semiconductor Test Solutions ("STS") segment.

        In both the electronic measurement and bio-analytical measurement segments, we believe we gained market share. In addition, both segments for the first time exceeded our long-term operating model target of 14% operating margins. We also announced that our businesses are performing well and our planned dispositions of our SPG business, our stake in Lumileds and STS are all on track, with an expected IPO date of our STS spin-off near mid-fiscal year 2006 and an expected completion date for the spin-off by the end of fiscal 2006.

        We also reported the segment results set forth below.

  Bio-Analytical Measurement
  ($ millions except where noted)

	As of and For Quarter Ended October 31, 2005	As of and For Quarter Ended October 31, 2004	As of and For Quarter Ended July 31, 2005
Orders	402	366	348
Revenues	382	352	341
Gross Margin, %	52%	50%	49%
Income from Operations	65	57	42
Segment Assets	689	732	734

        Momentum in Bio-Analytical Measurement improved during the fourth quarter. Record orders of $402 million were 10% above last year, with Life Sciences up 11% and Chemical Analysis orders up 9% compared with last year. Demand from large pharmaceutical customers remains mixed but the segment saw strength in both biotech firms and generic pharmaceutical companies. Demand for the new gas chromatograph and mass spectrometry platform drove growth within Chemical Analysis. Revenue of $382 million was up 9% versus last year, slightly off our expectations of double digit growth but still sharply higher than earlier in the year.

        Segment income from operations of $65 million was $8 million above last year, with an operating margin of 17% compared to last year's 16%.

  Electronic Measurement
  ($ millions except where noted)

	As of and For Quarter Ended October 31, 2005	As of and For Quarter Ended October 31, 2004	As of and For Quarter Ended July 31, 2005
Orders	903	766	807
Revenues	866	870	783
Gross Margin, %	55%	53%	53%
Income from Operations	131	128	77
Segment Assets	2,007	2,513	2,192

        This segment now includes about $80 million in orders from the Parametric Test and Electronic Manufacturing Test business units that were previously included in our Automated Test segment. Historical segment data were restated to correspond to the current presentation.

        Electronic Measurement regained momentum during the fourth quarter, with orders of $903 million up 18% from 2004. Overall segment demand was strong, with the highest level of orders since mid-2001. Both wireless and wireline test markets were up double-digit percentages from last year, and general purpose test was up 6% from one year ago. Revenues of $866 million were slightly below last year and up 11% from the prior three months.

        Fourth quarter income from operations of $131 million was $3 million above last year's strong performance on $4 million of lower revenues.

  Semiconductor Test Solutions
  ($ millions except where noted)

	As of and For Quarter Ended October 31, 2005	As of and For Quarter Ended October 31, 2004	As of and For Quarter Ended July 31, 2005
Orders	199	64	146
Revenues	159	114	117
Gross Margin, %	36%	33%	33%
Loss from Operations	(2)	(18)	(18)
Segment Assets	312	349	352

        This segment is now composed exclusively of the System-On-Chip ("SOC") Test and the Memory Test businesses. Historical segment data were restated to correspond to the current presentation.

        The solid rebound in STS orders continued in the fourth quarter, with orders of $199 million up more than 200% from last year's fourth quarter trough. Revenues of $159 million were 39% above last year and up 36% sequentially. Segment book-to-bill of 1.25 is more than double last year's 0.56 and equal to the third quarter.

        The $2 million fourth quarter loss from operations compares to a loss of $18 million in the prior year and prior quarter. The loss in the current quarter was primarily due to a $10 million write-off of Flash memory test inventory because of the discontinuance of certain products.

        This recent developments section contains forward-looking statements. The forward-looking statements contained herein include, but are not limited to, information regarding our future revenues, earnings and profitability; the agreement to sell the SPG business and the expected completion date of that sale; the planned spin-off of our STS business, including the timing of the IPO of that business and completion of the spin-off; and the sale of our stake in Lumileds, including the expected timing of our receipt of the proceeds from that sale. See "Cautionary Note on Forward-Looking Statements."

        Summary Unaudited Pro Forma Consolidated Financial Data.    The following table sets forth summary unaudited pro forma consolidated financial data for the year ended October 31, 2004 and the nine months ended July 31, 2005, certain ratios for the year ended October 31, 2004 and our financial position at July 31, 2005. This summary unaudited pro forma consolidated financial data gives effect to:

  •
  the sale of our SPG business;

  •
  the sale of our stake in Lumileds;

  •
  the repurchase and redemption in August and September 2005 of all of our 3% senior convertible debentures due 2021 and the conversion of a portion of such debentures called for into approximately 14.5 million shares of our common stock in September 2005;

  •
  the repurchase of 8,877,300 shares since August 18, 2005 for cash paid of approximately $290 million;

  •
  the borrowing of $1.5 billion (as described in Section 9); and

  •
  the purchase of shares pursuant to the Offer.

        The summary unaudited consolidated statements of operations for the year ended October 31, 2004 and for the nine months ended July 31, 2005 give effect to the transactions as if they had occurred on November 1, 2003. The summary unaudited consolidated statement of operations for the years ended October 31, 2003 and 2002 give effect to the sale of our SPG business only as if it had occurred on November 1, 2001. The summary unaudited consolidated balance sheet gives effect to these transactions as if they had occurred on July 31, 2005.

        While we have also announced our current intent to attempt to spin-off our System-On-Chip ("SOC") and Memory Test businesses, now regrouped in our Semiconductor Test Solutions or STS segment, in 2006, it is not taken into account in the pro forma financial information below. On September 22, 2005, we announced that we had increased the size of our share repurchase program, of which this Offer is an integral part, from $4 billion to $4.466 billion. Assuming 73,000,000 shares are repurchased at the maximum purchase price of $37.00 per share in the Offer, we will have completed purchases of $2.99 billion of our common stock pursuant to the program. The foregoing pro forma financial information does not account for the effect of shares to be repurchased subsequent to the Offer pursuant to the share repurchase program.

        In addition, the foregoing pro forma financial information does not account for potential cost savings that may arise in connection with the sale of our SPG business as if such potential cost savings had been realized at the dates indicated. For example, the pro forma information does not include the elimination of certain additional costs that may no longer be incurred following the sale of our SPG business, such as reduced service overhead charges or savings resulting from the consolidation or reduction of employees or facilities. These cost savings may be significant. The foregoing are forward-looking statements, subject to known and unknown risks, that may impact whether or not we are in fact able to realize such potential additional cost savings.

        This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended October 31, 2004 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Reports on Form 10-Q for the quarters ended January 31, 2005, April 30, 2005 and July 31, 2005. This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations, which actually would have been attained had the purchase of shares pursuant to the Offer and the related refinancing been completed at the dates indicated, or the financial position or results that will be achieved in the future. This summary unaudited pro forma consolidated financial data has been included herein for informational and comparative purposes only. We have included the summary unaudited pro forma consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer under "Cautionary Note on Forward-Looking Statements."

        The pro forma amounts have been calculated assuming that we complete the Offer for 73,000,000 shares at a price of $37.00 per share. See Section 7.

PRO FORMA BALANCE SHEET
(In millions)
(Unaudited)

	As of July 31, 2005	Sale of SPG	Subtotal Continuing Operations	Sale of our Stake in Lumileds	Convertible Redemption	Common Stock Open-Market Repurchases	Tender Offer	Debt	Pro Forma
		A		B	C	D	E	F
ASSETS
Current assets:
Cash and cash equivalents	$2,782	$985	$3,767	$1,000	$(690)	$(290)	$(2,700)	$1,500	$2,587
Accounts receivable, net	966	(226)	740	—	—	—	—	—	740
Inventory	936	(185)	751	—	—	—	—	—	751
Other current assets	242	(42)	200	—	—	—	—	—	200

Total current assets	4,926	532	5,458	1,000	(690)	(290)	(2,700)	1,500	4,278
Property, plant and equipment	1,148	(243)	905	—	—	—	—	—	905
Goodwill and other intangible assets, net	461	(98)	363	—	—	—	—	—	363
Restricted cash	—	1,600	1,600	—	—	—	—	—	1,600
Other assets	817	(11)	806	(100)	(7)	—	—	—	699

Total assets	$7,352	$1,780	$9,132	$900	$(697)	$(290)	$(2,700)	$1,500	$7,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$399	$(105)	$294	$—	$—	$—	$—	$—	$294
Employee compensation and benefits	471	(21)	450	—	—	—	—	—	450
Deferred revenue	323	—	323	—	—	—	—	—	323
Income and other taxes payable	374	8	382	—	—	—	—	—	382
Other accrued liabilities	204	(8)	196	—	(5)	—	—	—	191

Total current liabilities	1,771	(126)	1,645	—	(5)	—	—	—	1,640
Senior convertible debentures	1,150	—	1,150	—	(1,150)	—	—	—	—
Notes payable	—		—	—	—	—	—	1,500	1,500
Other liabilities	483	—	483	—	—	—	—	—	483

Total liabilities	3,404	(126)	3,278	—	(1,155)	—	—	1,500	3,623
Commitments and contingencies
Stockholders' equity:
Preferred stock	—	—	—	—	—	—	—	—	—
Common stock	5	—	5	—	—	—	—	—	5
Additional paid-in-capital	5,311	—	5,311	—	465	—	—	—	5,776
Treasury shares	—	—	—	—	—	(290)	(2,700)	—	(2,990)
Accumulated deficit	(1,509)	1,906	397	900	(7)	—	—	—	1,290
Accumulated other comprehensive income	141	—	141	—	—	—	—	—	141

Total stockholders' equity	3,948	1,906	5,854	900	458	(290)	(2,700)	—	4,222

Total liabilities and stockholders' equity	$7,352	$1,780	$9,132	$900	$(697)	$(290)	$(2,700)	$1,500	$7,845

NOTES TO PRO FORMA BALANCE SHEET

A
During the fourth quarter of fiscal year 2005 we entered into an agreement for the sale of our SPG business for gross proceeds of $2.66 billion, subject to adjustment. The sale of our SPG business is expected to occur on or about December 1, 2005. The adjustments presented represent the receipt of net cash proceeds, recognition of the resulting gain on the sale and the removal of the book value of assets and liabilities based on carrying amounts at July 31, 2005 that we expect to transfer or write-off as part of the sale. The value of assets and liabilities that will actually transfer upon consummation of the sale will differ from the amounts presented above.

  This offer is expected to be financed in part by borrowings of up to $1.0 billion under the Term Facility described in Section 9. It is anticipated that the refinancing of the Term Facility may be from an offering of up to $1.5 billion of Senior Notes which may be issued in a potential unregistered private placement to qualified institutional buyers (see footnote F below for further information on this potential offering). We anticipate that our ability to use up to $1.6 billion of our available cash will be restricted for the period during which the Senior Notes are outstanding. As such, we have classified this amount as restricted cash which is a component of long term assets in our pro forma balance sheet.

  The resulting gain on the sale of our SPG business is estimated as follows based on anticipated gross proceeds, estimated transaction costs and the book value of net assets to be transferred at July 31, 2005. All such amounts are subject to adjustment.

(in millions)
Anticipated gross proceeds	$2,660
Less: estimated transaction costs (1)	75

Anticipated net proceeds	2,585
Less: book value of anticipated net assets to be transferred (2)	671

Gain before taxes	1,914
Income taxes (3)	8

Anticipated gain on sale	$1,906

  (1)
  Transaction costs include legal, accounting and other fees and expenses incurred to complete the transaction.

  (2)
  This amount represents the book value at July 31, 2005 of net assets anticipated to be transferred in the sale. The composition of net assets to be transferred is subject to change. The book value (as defined in the sale agreement) at the date of transfer will be used to calculate the actual gain we will recognize on the sale.

  (3)
  The provision for income taxes associated with the sale has been estimated based on the tax impact in each of the jurisdictions where net assets are to be sold. This provision also takes into account any valuation allowance adjustments in jurisdictions which have a full valuation allowance.

B
During the fourth quarter of fiscal year 2005 we entered into an agreement to sell our stake in Lumileds for a purchase price payable to us of $948.5 million and repayment of approximately $51.5 million in outstanding loans and advances made to Lumileds. The sale is expected to occur by the end of November 2005. The adjustments presented represent the receipt of $1.0 billion in cash proceeds on the sale, the transfer of the book value of our investment in and advances to Lumileds totaling approximately $100 million at July 31, 2005 and recognition of the estimated gain resulting in the sale. We have assumed no tax liability on this sale as the transaction will occur primarily in the U.S. tax jurisdiction where we have a previously recorded a full tax valuation allowance which we anticipate will be available to offset any tax liability.

  The resulting gain on the sale is estimated as follows based on anticipated gross proceeds and the book value of our investment in and advances to Lumileds at July 31, 2005. All such amounts are subject to adjustment.

(in millions)
Estimated net proceeds	$1,000
Less: Book value of investment (1)	100

Gain before taxes	900
Estimated income tax liability	—

Estimated gain on sale	$900

  (1)
  This amount represents the book value at July 31, 2005 of our investment in and advances to Lumileds. The book value at the final date of sale will be used to calculate the actual gain we will recognize on the sale.

C
The purchase and redemption of our convertible debentures occurred in August and September, 2005. Unamortized debt issuance costs were expensed or recorded as a cost of capital in proportion to the principal repayments described above. Accrued interest payable was paid in cash or recorded as a cost of capital in proportion to the principal repayments described above. A loss on extinguishment of debt resulting from the premium paid to noteholders was also recorded.

  The pro forma adjustments presented above reflect the impact of this repurchase had it occurred on July 31, 2005. As such adjustments to reflect cash payments of $690 million estimating the amount that would have been paid to noteholders on that date and the issuance of approximately $465 million of stock are reflected.

D
In August and September 2005, we purchased approximately 9 million shares of common stock in the open market for a total cost of approximately $290 million, including the costs of purchase, which we hold in treasury. The adjustments presented reflect the corresponding reduction in cash and equity for the repurchase.

E
The pro forma adjustments presented assumes that we will repurchase for cash approximately $2.7 billion worth of common stock in this Offer which will be classified as treasury stock. This assumes the top end of the anticipated price range and that 100% of available shares will be tendered. The actual number of shares tendered and the actual price paid for tendered shares could vary from this assumption.

F
In connection with the Offer, we anticipate issuing approximately $1.5 billion aggregate principal amount of Senior Notes bearing interest at LIBOR plus 30 basis points in an unregistered private placement to qualified institutional buyers. It is possible that we may elect to enter into a debt arrangement with a shorter term, smaller principal amount and higher interest rate.

PRO FORMA STATEMENTS OF OPERATIONS
(In millions except for per share amounts)
(Unaudited)

	Nine Months Ended July 31 2005	Sale of SPG	Subtotal Continuing Operations	Sale of our Stake in Lumileds	Convertible Redemption	Common Stock Open-Market Repurchases	Tender Offer	D ebt	Pro Forma
		A		B	C	D	E	F	G
Net revenue	$5,034	$(1,302)	$3,732	$—	$—	$—	$—	$—	$3,732
Costs and expenses:
Cost of sales	2,728	(823)	1,905	—	—	—	—	—	1,905
Research and development	724	(177)	547	—	—	—	—	—	547
Selling, general and administrative	1,316	(150)	1,166	—	—	—	—	—	1,166

	4,768	(1,150)	3,618	—	—	—	—	—	3,618
Income from operations	266	(152)	114	—	—	—	—	—	114
Other income (expense), net	107	38	145	(36)	22	—	(5)	(51)	75

Income before taxes	373	(114)	259	(36)	22	—	(5)	(51)	189
Provision (benefit) for taxes	71	(18)	53	—	—	—	—	—	53

Net income	$302	$(96)	$206	$(36)	$22	$—	$(5)	$(51)	$136

Earnings per share
Basic	$0.61	$—	$—	$—	$—	$—	$—	$—	$0.32
Diluted	$0.61	$—	$—	$—	$—	$—	$—	$—	$0.32
Weighted average shares outstanding used to compute earnings per share:
Basic	494	—	—	—	—	—	—	—	426
Diluted	499	—	—	—	—	—	—	—	431
	Twelve Months Ended October 31 2004	Sale of SPG	Subtotal Continuing operations	Sale of our Stake in Lumileds	Convertible Redemption	Treasury stock purchases	Tender Offer	Debt	Pro Forma
		A		B	C	D	E	F	G
Net revenue	$7,181	$(2,021)	$5,160	—	—	—	—	—	$5,160
Costs and expenses:
Cost of sales	4,058	(1,340)	2,718	—	—	—	—	—	2,718
Research and development	933	(246)	687	—	—	—	—	—	687
Selling, general and administrative	1,804	(194)	1,610	—	—	—	—	—	1,610

	6,795	(1,780)	5,015	—	—	—	—	—	5,015

Income from operations	386	(241)	145	—	—	—	—	—	145
Other income (expense), net	54	48	102	(28)	29	—	(7)	(68)	28

Income before taxes	440	(193)	247	(28)	29	—	(7)	(68)	173
Provision (benefit) for taxes	91	(74)	17	—	—	—	—	—	17
Net income	$349	$(119)	$230	$(28)	$29	$—	$(7)	$(68)	$156

Earnings per share
Basic	$0.72	—	—	—	—	—	—	—	$0.38
Diluted	$0.71	—	—	—	—	—	—	—	$0.37
Weighted average shares outstanding used to compute earnings per share:
Basic	483	—	—	—	—	—	—	—	415
Diluted	490	—	—	—	—	—	—	—	422

PRO FORMA STATEMENTS OF OPERATIONS
(In millions except for per share amounts)
(Unaudited)

	Twelve Months Ended October 31, 2003	Sale of SPG	Pro Forma
		A	G
Net revenue	$6,056	$(1,582)	$4,474
Costs and expenses:
Cost of sales	3,750	(1,095)	2,655
Research and development	1,051	(273)	778
Selling, general and administrative	1,980	(209)	1,771

	6,781	(1,577)	5,204

Loss from operations	(725)	(5)	(730)
Other income (expense), net	35	(3)	32

	(690)	(8)	(698)
Provision (benefit) for taxes	1,100	—	1,100

Loss from continuing operations	$(1,790)	$(8)	$(1,798)

Earnings per share
Basic	$(3.78)	—	$(3.80)
Diluted	$(3.78)	—	$(3.80)
Weighted average shares outstanding used to compute earnings per share:
Basic	473	—	473
Diluted	473	—	473
	Twelve Months Ended October 31, 2002	Sale of SPG	Pro Forma
		A	G
Net revenue	$6,010	$(1,557)	$4,453
Costs and expenses:
Cost of sales	3,866	(1,052)	2,814
Research and development	1,250	(321)	929
Selling, general and administrative	2,501	(227)	2,274

	7,617	(1,600)	6,017

Loss from operations	(1,607)	43	(1,564)
Other income (expense), net	60	2	62

Loss before taxes	(1,547)	45	(1,502)
Provision (benefit) for taxes	(525)	(8)	(533)

Loss from continuing operations	$(1,022)	$53	$(969)

Earnings per share
Basic	$(2.20)	—	$(2.08)
Diluted	$(2.20)	—	$(2.08)
Weighted average shares outstanding used to compute earnings per share:
Basic	465	—	465
Diluted	465	—	465

NOTES TO PRO FORMA STATEMENTS OF OPERATIONS

A
These adjustments reflect the elimination of the estimated historical operations of our SPG business for the nine months ended July 31, 2005, and the twelve months ended October 31, 2002, 2003 and 2004. The sale of our SPG business is expected to occur on or about December 1, 2005. We anticipate reporting SPG as a discontinued operation in our consolidated financial statements going forward.

  This Offer is expected to be financed in part by borrowings of up to $1.0 billion under the Term Facility. See Section 9. It is anticipated that the refinancing of the Term Facility may be from an offering of up to $1.5 billion of Senior Notes which may be issued in a potential unregistered private placement to qualified institutional buyers (see footnote F below for further information regarding this potential offering). We anticipate that our ability to use up to $1.6 billion of our available cash will be restricted for the period during which the Senior Notes are outstanding. We anticipate that the Senior Notes will have a 5-year maturity. However we further anticipate that we will have the ability to invest this restricted cash in qualifying investment-grade securities and earn interest or investment income on the deposited amounts. We have therefore presented a pro forma adjustment to record approximately $48 million and $64 million of interest income for the nine months ended July 31, 2005 and the twelve months ended October 31, 2004, respectively, related to amounts earned on this restricted cash. This income amount assumes an interest rate of 4% which represents our best estimate of the interest and investment income that we anticipate receiving from our restricted cash investments, based upon current prevailing interest rates. A 0.125% increase or decrease in this assumed investment rate would cause annual interest income to fluctuate by approximately $2 million.

B
These adjustments reflect the elimination of approximately $28 million in estimated equity earnings in Lumileds for the nine-month period ended July 31, 2005 and the twelve-month period ended October 31, 2004. In addition, an $8 million gain previously recorded in the nine month period ended July 31, 2005 related to the sale of 1% of our investment in Lumileds is reflected in the adjustments above. Interest earned on the note receivable during the nine-month period ended July 31, 2005 and the twelve-month period ended October 31, 2004 was not material and therefore no adjustment has been presented to eliminate these amounts.

C
These adjustments reflect the elimination of interest expense and debt issuance cost amortization recognized on our convertible debt during the nine-month period ended July 31, 2005 and the twelve-month period ended October 31, 2004. We have provided no adjustment to reduce historical investment income to reflect the impact of this use of cash to pay back debt as we have assumed that cash received from the sale of our SPG business, the sale of our stake in Lumileds and upon the issuance of additional debt would be used to finance this transaction.

D
We have provided no adjustment to reduce historical interest or investment income to reflect the impact of this use of cash to purchase shares in the Offer as we have assumed that cash received from the sale of our SPG business, the sale of our equity interest in Lumileds and upon the issuance of additional debt would be used to finance the Offer.

E
We have assumed that cash received from the sale of our SPG business, the sale of our stake in Lumileds, and upon the issuance of additional debt as described below in footnote F would be used to finance this tender offer. After financing the redemption of our convertible debt as described in footnote C above and the repurchase of shares in the open market, we anticipate that an additional amount of approximately $195 million would be required to finance this Offer. We anticipate funding this amount through cash on hand. The pro forma adjustment reduces historical interest income earned to reflect the use of this cash on hand during the nine-month period ended July 31, 2005 and the year ended October 31, 2004 for investment purposes. We have assumed an interest rate of 3.5%, which represents the average return we earned on short-term investments during that time.

F
These adjustments reflect the recognition of estimated interest expense expected to accrue on approximately $1.5 billion of Senior Notes for the nine-months ended July 31, 2005 and for the twelve months ended October 31, 2004. This adjustment assumes an interest rate of 4.5%, which represents our current estimate of LIBOR plus 30 basis points, which we believe is a reasonable estimate of the rate of interest on the Senior Notes. A 0.125% increase or decrease in this assumed interest rate would cause annual interest expense to fluctuate by approximately $1.9 million. We anticipate that the Senior Notes will have a 5-year maturity. As the transaction will occur primarily in the U.S. tax jurisdiction where we have historically recorded a full tax valuation allowance, a 0% tax rate was assumed and no income tax benefit was reflected.

G
The computation of pro forma earnings per share for the year ended October 31, 2004 and the nine-month period ended July 31, 2005 assumes the reduction of average outstanding shares by approximately 68 million. This amount represents, 1) the issuance of approximately 14.5 million shares in connection with the redemption of convertible debt, 2) the repurchase of 9 million shares on the open market in August and September 2005 classified as treasury shares and 3) the assumed purchase of 73 million shares in the anticipated tender offer. The number of shares assumed to be tendered assumes the repurchase of approximately $2.7 billion worth of shares of our common stock at the maximum price of $37.00 per share to be classified as treasury shares. This assumes the top end of the anticipated price range and that 100% of available shares will be tendered. The actual number of shares tendered and the actual price paid for tendered shares could vary from this assumption. As no pro forma adjustments were presented for these transactions in the pro forma statements of operations for the years ended October 31, 2003 and 2002, no adjustment to the historical average number of shares for those years was provided to compute pro forma earnings per share.

11.   Information About Agilent Technologies, Inc.

        General.    We are the world's premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. Our 28,000 employees serve customers in more than 110 countries. We had net revenue of $7.2 billion in fiscal year 2004.

        We were incorporated in Delaware in May 1999. Prior to our initial public offering of 15.9% of our stock in November 1999, we were a wholly owned subsidiary of Hewlett-Packard Company ("Hewlett-Packard"). Hewlett-Packard distributed the remaining 84.1% of our stock to its stockholders on June 2, 2000 in the form of a stock dividend.

        In the year ended October 31, 2005, we had four primary businesses: test and measurement; automated test; semiconductor products; and life sciences and chemical analysis. On August 15, 2005, we announced the signing of an agreement with Kohlberg Kravis Roberts & Co. and Silver Lake Partners for the sale of our SPG business for a purchase price of $2.66 billion, subject to adjustment, currently expected to close on or about December 1, 2005. We also announced the sale of our stake in Lumileds to Koninklijke Philips Electronics N.V. for a purchase price payable to us of $948.5 million and reimbursement to us of approximately $51.5 million in outstanding debt, currently expected to close by the end of November 2005. The closing of both transactions are subject to certain customary and other conditions (including antitrust approval in the case of the sale of our stake in Lumileds). In addition, we have announced our current intent to attempt to spin-off our SOC and Memory Test businesses in 2006. We intend to use the proceeds of these disposals, among other purposes, directly or indirectly, to fund our share repurchase program, of which this Offer forms an integral part. On September 22, 2005, we announced that we had increased the aggregate size of our share repurchase program from $4 billion to $4.466 billion. Assuming 73,000,000 shares are repurchased in the Offer at a price of $37.00 per share, after closing of the Offer, we will have repurchased an aggregate of $2.99 billion pursuant to the program. Finally, we have also announced a restructuring program to reduce our global infrastructure costs by more than $450 million, and infrastructure-related employment by about 1,300 jobs. This reduction may be accomplished by a combination of employee transfers to the divested operations, attrition and other work-force reduction. We expect that the restructuring will be largely completed around the middle of fiscal year 2006, and that roughly $200 million of implementation costs associated with the restructuring will be essentially offset by the proceeds of property and other asset sales. The foregoing are forward-looking statements subject to known and unknown risks that may be realized in the future. See "Cautionary Note on Forward-Looking Statements."

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, proxy statements and other information concerning us also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 0-154-5)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended October 31, 2004, filed December 21, 2004
Quarterly Reports on Form 10-Q	Fiscal quarters ended January 31, 2005, April 30, 2005 and July 31, 2005, filed March 10, 2005, June 6, 2005 and September 7, 2005, respectively
Current Reports on Form 8-K	Filed September 14, 2005, August 25, 2005 and August 15, 2005

        Any statement contained in this Offer to Purchase or in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Agilent Technologies, Inc., Attention: Investor Relations, 395 Page Mill Road, Palo Alto, California 94306, Telephone: (650) 752-5000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.agilent.com. Information contained on our website is not part of, and is not incorporated into, this Offer.

12.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        As of October 31, 2005, there were 503,852,191 shares of our common stock issued and outstanding, not including 8,877,300 of our issued shares held in treasury. The 73,000,000 shares we are offering to purchase under the Offer represent approximately 14.2% of the total number of issued shares as of October 31, 2005.

        As of November 9, 2005, our directors and executive officers as a group (17 persons) beneficially owned an aggregate of approximately 16,770,899 shares, representing approximately 3.3% of the total number of outstanding shares. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers to approximately 3.9%. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

        As of November 14, 2005 (based on Schedule 13G information filed as of earlier dates, see the stock ownership table below), NWQ was the only beneficial owner known to Agilent to hold more than 5% of our common stock, beneficially owning shares representing approximately 7.0% of the total number of outstanding shares. We have no information as to whether NWQ will participate in the Offer. Assuming we purchase 73,000,000 shares in the Offer, and that NWQ does not tender any shares in the Offer, the percentage beneficial ownership of NWQ would be approximately 8.2%.

        As of November 9, 2005, the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors, current executive officers and each person who owns (to our knowledge) 5% or more of our outstanding shares were as appears in the second and third columns of the table below. Assuming we purchase 73,000,000 shares in the Offer and no director, executive officer or any person who owns (to our knowledge) 5% or more of our outstanding shares of common stock tenders any shares in the Offer, the percentage beneficial ownership of each director, executive officer and person who owns (to our knowledge) 5% or more of our outstanding shares after the Offer will be approximately as appears in the fourth column of the table below.

        Unless otherwise indicated, the address of each person listed is c/o Agilent Technologies, Inc., 395 Page Mill Road, Palo Alto, California 94306.

	Prior to the Offer		After the Offer
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Shares(15)	Percentage of Shares(16)
5% Stockholders:
NWQ Investment Management Company LLC(3) 2049 Century Park East, 4th Floor Los Angeles, CA 90067	35,139,731	7.0%	8.2%
Directors and Executive Officers:
Patrick Byrne
Amount of shares	8,162.5
Options exercisable within 60 days	226,248
Total	234,410	*	*
Dick Chang
Amount of shares	7,174.31
Options exercisable within 60 days	332,908
Total	340,082	*	*

David B. Cooper
Amount of shares	0
Options exercisable within 60 days	0
Total	0
James G. Cullen
Amount of shares(6)	14,886.6
Indirectly owned(7)	3,000
Options exercisable within 60 days	39,585
Total	57,472	*	*
Adrian T. Dillon
Amount of shares	78,404.7
Options exercisable within 60 days	434,500
Total	512,905	*	*
Jean M. Halloran
Amount of shares	13,831.3
Options exercisable within 60 days	404,982
Total	418,813	*	*
Robert J. Herbold
Amount of shares	5,000
Options exercisable within 60 days	36,334
Total	41,334	*	*
Hewlett Family Accounts(4)
Walter B. Hewlett
Amount of shares	997,239	*	*
Options exercisable within 60 days	57,029	*	*
Indirectly owned(5)	57,121	*	*
Total	1,111,389	*	*
The William and Flora Hewlett Foundation(4)	4,830,223	1.0%	1.1%
Packard Humanities Institute(4)	4,910,828	1.0%	1.1%
Flora Family Foundation(4)	287,703	*	*
Public Policy Institute of California(4)	194,613	*	*
Koh Boon Hwee
Amount of shares(8)	4,581.14
Options exercisable within 60 days	42,656
Total	47,237	*	*
Robert L. Joss
Amount of shares(9)	6,771.14
Options exercisable within 60 days	30,711
Total	37,482	*	*
Heidi Kunz
Amount of shares(10)	7,285.93
Options exercisable within 60 days	36,909
Total	44,195	*	*
David M. Lawrence, M.D.
Amount of shares(11)	7,542.8
Options exercisable within 60 days	75,071
Indirectly owned(12)	3,966
Total	86,580	*	*
D. Craig Nordlund
Amount of shares	31,752
Indirectly owned(13)	114
Options exercisable within 60 days	465,090
Total	496,776	*	*

A. Barry Rand
Amount of shares(14)	7,023.58
Options exercisable within 60 days	40,954
Total	47,978	*	*
William P. Sullivan
Amount of shares	9,710.5
Options exercisable within 60 days	979,031
Total	988,741	*	*
Chris van Ingen
Amount of shares	7,523
Options exercisable within 60 days	392,746
Total	400,269	*	*
Thomas White
Amount of shares	15,319.6
Options exercisable within 60 days	555,160
Total	570,480	*	*

*
Less than 1% of the outstanding common stock.

(1)
"Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Totals may not add up exactly due to rounding of fractional shares.

(2)
Subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

(3)
Information regarding NWQ Investment Management Company LLC and its affiliates is based solely on information disclosed in an amended Schedule 13G filed by it with the SEC on February 14, 2005.

(4)
Information regarding the Hewlett Family and its affiliates is based solely on information disclosed in an amended Schedule 13G filed with the SEC on March 27, 2001 by Walter B. Hewlett.

(5)
Consists of 17,433 shares held by Mr. Hewlett as custodian for his daughter, 19,688 shares held by Mr. Hewlett's spouse and 20,000 held in the James S. Hewlett Trust for which Mr. Hewlett is a trustee.

(6)
Includes 12,886.59 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Cullen has voting power.

(7)
Consists of shares held by Mr. Cullen's Family Limited Partnership.

(8)
Includes 4,581.14 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Koh has voting power.

(9)
Includes 4,581.14 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Joss has voting power.

(10)
Includes 5,285.93 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Ms. Kunz has voting power.

(11)
Includes 6,020.8 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Dr. Lawrence has voting power.

(12)
Consists of shares held for the benefit of Dr. Lawrence's children in the Lawrence 2000 Irrevocable Trust of which Dr. Lawrence and his spouse are the trustees.

(13)
Consists of 38 shares held by Mr. Nordlund's oldest daughter and 76 shares of Agilent common stock held by Mr. Nordlund as custodian for his two children.

(14)
Includes 1,409.58 shares held by Mellon Trust under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Rand has voting power.

(15)
Calculated based on total shares outstanding (not including treasury shares) as of October 31, 2005 (503,852,191 shares).

(16)
Calculated based on total shares outstanding (not including treasury shares) as of October 31, 2005 (503,852,191 shares) less 73,000,000 shares to be purchased in the Offer.

  Equity Incentive Plans

        Employee stock purchase plans.    In February 2000, we implemented the Agilent Technologies, Inc. Employee Stock Purchase Plan (the "Legacy Plan") that allowed eligible employees to contribute up to ten percent of their base compensation to the purchase of our common stock. Under the provisions of the Legacy Plan, employee contributions were partially matched with shares contributed by us. These matching shares also generally vested over two years. Effective November 1, 2000, we adopted a new plan, the 423(b) Plan. Under the provisions of the 423(b) Plan, eligible employees, including our executive officers, may contribute up to ten percent of their base compensation to purchase shares of our common stock at 85 percent of the lower of the fair market value at the entry date or the purchase date as defined by the 423(b) Plan, up to a maximum of $25,000 of the fair market value of such shares of our common stock in a calendar year.

        Incentive compensation plans.    On September 17, 1999, we adopted the Agilent Technologies, Inc. 1999 Stock Plan (the "Stock Plan") and subsequently reserved 67,800,000 shares of our common stock for issuance under the Stock Plan for our employees, including our executive officers. In addition, on May 31, 2000, 19,000,000 shares of our common stock were registered pursuant to converted stock options previously granted by Hewlett-Packard Company. In February 2001, our stockholders approved an additional 45,000,000 shares of our common stock for issuance under the Stock Plan. These shares were subsequently registered in May 2002. Stock options, stock appreciation rights, stock awards and cash awards may be granted under the Stock Plan. Options granted under the Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or non-statutory. Options generally vest at a rate of 25 percent per year over a period of four years from the date of grant and have a maximum term of ten years. The exercise price for incentive stock options is generally not less than 100 percent of the fair market value of our common stock on the date the stock award is granted.

        On March 4, 2003, our stockholders approved an amendment to the Stock Plan. The amendment permitted the company to offer a one-time exchange of options issued under the Stock Plan having an exercise price greater than $25 for a lesser number of options to be granted at least six months and one day from the cancellation of surrendered options (the "Option Exchange Program"). On May 20, 2003, we implemented the Option Exchange Program by filing a Tender Offer Statement with the SEC, which allowed eligible employees a one-time opportunity to exchange options to purchase shares of the company's common stock, whether vested or unvested, which were granted under our Stock Plan, with exercise prices greater than $25 per share. The Option Exchange Program was offered from May 20, 2003 to June 18, 2003 and options to purchase approximately 26 million shares were exchanged, with an average exercise price of $51.

        Effective November 1, 2003, the Compensation Committee of the Board of Directors approved the Long-Term Performance Program ("LTPP") for the company's executive officers. Participants in this program are entitled to receive unrestricted shares of the company's stock after the end of a three-year period, if specified performance targets are met. On November 18, 2003 the Compensation Committee approved approximately 322,000 shares to be issued to the company's executive officers. We include the dilutive impact of this program in our diluted net income per share calculation. The amount of compensation expense, using the variable accounting method pursuant to APB No. 25, was not material for the year ended October 31, 2004. The stock will be awarded in fiscal 2007, and the final award may vary as it is based on certain performance metrics. On November 16, 2004, the Compensation Committee approved approximately 419,000 shares to be issued for the company's executive officers in connection with the LTPP. The shares will be awarded in fiscal year 2008, and the final award may vary as it is based on certain performance metrics.

  Agilent 401(k) Plan

        Our U.S. eligible employees, including executive officers named herein, may participate in the Agilent Technologies, Inc. 401(k) plan (the "401(k) Plan"). Under the 401(k) Plan, we provide matching contributions to employees up to a maximum of 4% of an employee's annual eligible compensation. The maximum contribution to the 401(k) Plan is 50% of an employee's annual eligible compensation, subject to regulatory and plan limitations.

  Agilent Retirement Plan, Deferred Compensation Plans, and 2005 Deferred Compensation Plans

        Our U.S. eligible employees, including executive officers named herein, may participate in the Agilent Technologies, Inc. Excess Benefit Retirement Plan (the "Retirement Plan"), a defined benefit pension plan, the Agilent Technologies, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), the Agilent Technologies, Inc. Deferred Profit-Sharing Plan (the "Deferred Profit-Sharing Plan"), and the Agilent Technologies, Inc. 2005 Deferred Compensation Plan (the "2005 Deferred Compensation Plan"). Our non-employee directors, including the directors named herein, may participate in the Agilent Technologies, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Deferred Compensation Plan for Non-Employee Directors") and the Agilent Technologies, Inc. 2005 Deferred Compensation Plan for Non-Employee Directors (the "2005 Deferred Compensation Plan for Non-Employee Directors").

        The description of the Excess Benefit Retirement Plan (amended effective May 1, 2000) is incorporated by reference herein from Exhibit 10.7 of our Form 10-K as filed with the SEC on January 22, 2002. The description of the Deferred Compensation Plan (amended and restated as of March 19, 2002) is incorporated by reference herein from Exhibit 10.10 of our Form 10-K as filed with the SEC on December 20, 2002, and the description of the Deferred Compensation Plan for Non-Employee Directors (effective March 1, 2004) is incorporated by reference herein from Exhibit 10.21 of our Form 10-Q filed with the SEC on June 3, 2004). The 2005 Deferred Compensation Plan provides eligible employees the opportunity to enter into agreements to defer specified percentages of their cash compensation. The description of the 2005 Deferred Compensation Plan is incorporated by reference herein from Exhibit 10.1 of our Form 8-K as filed with the SEC on November 19, 2004, and the description of the 2005 Deferred Compensation Plan for Non-Employee Directors is incorporated by reference herein from Exhibit 10.2 of our Form 8-K filed with the SEC on November 19, 2004.

  Preferred Stock Rights Agreement

        On May 12, 2000, the Board of Directors adopted a preferred stock rights plan (the "Rights Plan") pursuant to which a dividend consisting of one preferred share purchase right was distributed for each outstanding share of our common stock. The dividend was payable to the stockholders of record on June 5, 2000. Each right entitles the holder to purchase from us one-thousandth of a share of Series A participating preferred stock (as may be adjusted) at a price of $500, subject to adjustment. The rights become exercisable only if a person or group acquires beneficial ownership of 15% or more of our outstanding common stock or commences a tender or exchange offer which would result in a person or group beneficially owning 15% or more of our outstanding common stock. When exercisable, the rights would entitle the holders (other than the acquirer) to purchase, at the right's then-current exercise price, units of our Series A preferred stock having a market value equal to twice the then-current exercise price. The rights under this Rights Plan are subject to certain exceptions, and will not be triggered by this Offer. The foregoing summary of the Rights Plan is qualified in its entirety by reference to Exhibit 1 of the Current Report on Form 8-K as filed with the SEC on May 17, 2000, incorporated by reference herein.

  Change of Control Agreements

        Effective September 8, 2005, we entered into amended and restated change of control severance agreements with all of our named executive officers, which supersede their prior change of control agreements. The agreements set out severance benefits that become payable if one of the following three events occurs: (i) an involuntary termination of such executive's employment without cause within the period beginning 3 months before and ending 24 months following a change of control of Agilent; (ii) a voluntary resignation by executive, but only on account of an event constituting a constructive termination of employment that occurs within the period beginning 3 months before and ending 24 months following a change of control of Agilent; or (iii) an acquiror of Agilent, prior to a change of control, requests that executive be terminated without cause or that Agilent perform an action constituting constructive termination of employment that leads to executive's resignation, and such termination or resignation occurs. The severance benefits under the agreements are substantially the same as those under the prior agreements and consist of the following: (i) a severance payment equal to 300% of Mr. Sullivan's annual base salary and target bonus, and 200% for the other executives; (ii) continuation of health coverage by having the Company pay the executive's COBRA premiums for up to 18 months; (iii) vesting of all outstanding stock options and any restricted stock; and (iv) the prorated amount, if any, of any amount otherwise payable based on actual performance under any applicable variable pay programs for the year of termination. If any payment received would be subject to excise tax under Section 4999 of the Internal Revenue Code, or any similar excise tax, the executive would receive a gross-up payment for the excise tax. The new agreements allow us to unilaterally terminate such agreements following 18 months prior written notice to the executive, so long as our unilateral termination of such agreement occurs before the period beginning 3 months prior to a change of control. The foregoing summary of the change of control agreements are qualified in their entirety by reference to Exhibits 10.1 and 10.2 of our Current Report on Form 8-K dated September 8, 2005, incorporated by reference herein.

        In exchange for such consideration, each executive agreed (i) to execute a release of all of the executive's rights and claims related to his employment, (ii) not to solicit any of our or our successor's employees for two years and (iii) not to compete for one year with up to 15 of our competitors or those of our successor, as determined by us or our successor.

  Other Plans and Arrangements

        Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees.    On March 1, 2005, our stockholders approved the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees, Amended and Restated Effective November 1, 2004 (the "Performance-Based Compensation Plan"). Our employees who are, or are reasonably expected to be, "covered officers" within the meaning of Section 162(m) of the Internal Revenue Code during the fiscal year, are eligible to be designated by the Compensation Committee as participants for that year. They include our executive officers. The Performance-Based Compensation Plan is administered in six-month performance periods that coincide with each half of Agilent's fiscal year. The target bonus, which is paid if 100% of all applicable performance measures are met in the performance period, is equal to a fixed percentage of the participant's base salary.

        At the beginning of each performance period, the Compensation Committee determines the applicable performance measures, which can be based on net order dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, return on invested capital, other company-wide and business unit financial objectives, customer satisfaction indicators and operational efficiency measures. The Compensation Committee also determines the threshold bonus percentage, the target bonus and the maximum bonus, and the percentages to be allocated for each performance measure.

        Following the end of each performance period, the Compensation Committee determines the actual performance results for each performance measure and the amount of the bonus to which each plan participant is entitled. If the relevant performance measures are not achieved, the plan participant may not receive any bonus or only a portion of the target bonus. If the relevant performance measures are exceeded, the plan participant may receive a bonus in excess of the target bonus. The foregoing summary of the Performance-Based Compensation Plan is qualified in its entirety by reference to Exhibit 10.1 of our Current Report on Form 8-K as filed with the SEC on March 1, 2005, incorporated by reference herein.

        Summary of Compensation Arrangement between Agilent and William P. Sullivan.    Effective March 1, 2005, William P. Sullivan was elected to serve as our President, Chief Executive Officer and a member of our Board of Directors. Mr. Sullivan is provided with the following compensation arrangement: (1) an annual base salary of $850,000; (2) a short-term target bonus of 80 percent of base salary, which will increase to 100 percent of base salary effective May 1, 2005; and (3) a total of 95,500 shares available under the long-term performance program and a stock option grant totaling 149,000 shares. As our President and Chief Executive Officer, Mr. Sullivan is required to attain an investment level in our stock equal to five times annual salary, including direct ownership of at least 20,000 shares of our common stock. This stock ownership level must be attained five years from election to his position. Prior to March 1, 2005, Mr. Sullivan was Executive Vice President and Chief Operating Officer and received the following compensation arrangement: (1) an annual base salary of $650,000; (2) a short-term target bonus of 80 percent of base salary; and (3) 82,000 shares available under the long-term performance program and a stock option grant for 127,500 shares.

        Summary of Compensation Arrangement between Agilent and James G. Cullen.    Effective March 1, 2005, James G. Cullen was elected our Non-Executive Chairman of the Board of Directors, for which he receives an annual cash retainer of $260,000 that is deferrable into our common stock, plus $75,000 value in the form of a stock option. Prior to March 1, 2005, Mr. Cullen was Chairperson of the Compensation Committee and received an annual cash retainer of $65,000 and $10,000 committee chair premium, which were deferrable into our common stock, plus $75,000 value in the form of a stock option.

        Summary of Compensation Arrangement between Agilent and Adrian T. Dillon.    Adrian T. Dillon is our Chief Financial Officer and Executive Vice President, Finance and Administration. For the fiscal year 2005, his compensation arrangement is: (1) an annual base salary of $650,000; (2) a short-term target bonus of 70 percent of base salary; and (3) 51,000 shares available under the long-term performance program and a stock option grant for 80,000 shares. As our Chief Financial Officer, Mr. Dillon is required to attain an investment level in our common stock equal to three times annual salary, including direct ownership of at least 15,000 shares of our common stock. This stock ownership level must be attained by the later of five years from election or the end of fiscal year 2007.

        Summary of Compensation Arrangement between Agilent and Chris van Ingen.    Chris van Ingen is our Senior Vice President and President of our Life Science and Chemical Analysis Group. For the fiscal year 2005, his compensation arrangement is: (1) an annual base salary of $400,000; (2) a short-term target bonus of 70 percent of base salary; and (3) 47,000 shares available under the long-term performance program and a stock option grant for 73,500 shares. As an executive officer of Agilent, Mr. van Ingen is required to attain an investment level in our common stock equal to three times annual salary, including direct ownership of at least 10,000 shares of our common stock. This stock ownership level must be attained by the later of five years from election or the end of fiscal year 2007.

        Summary of Compensation Arrangement between Agilent and the Non-Employee Directors.    As our other non-employee directors, each of Robert J. Herbold, Walter B. Hewlett, Robert L. Joss, Koh Boon Hwee, Heidi Kunz, David M. Lawrence, M.D. and A. Barry Rand receive an annual cash retainer of

$65,000 that is deferrable into our common stock, plus $75,000 value in the form of a stock option. The Chairperson of each of the Compensation Committee and Audit and Finance Committee receives an additional $10,000 in cash. The Chairpersons of all other Board committees receive an additional $5,000 in cash if they do not also serve as Chairman of the Board. Therefore, each of Dr. Lawrence, who is Chairperson of the Compensation Committee and Ms. Kunz, who is Chairperson of the Audit and Finance Committee, receives an additional $10,000 in cash, which is deferrable into Agilent stock. Agilent requires that each director own a minimum of $195,000 (three times the annual cash retainer) in Agilent common stock. This stock ownership level must be attained by March 2009 (for all current directors).

        Relocation agreement.    On February 5, 2002, we made a relocation loan to Mr. Adrian T. Dillon, Executive Vice President and Chief Financial Officer, as part of the employment package required to induce Mr. Dillon to join us and move from Cleveland, Ohio to the San Francisco Bay Area. In place of a standard relocation bonus, we provided a loan of $2.5 million to be used for the purchase of a home. Provided that Mr. Dillon remains with us, the loan will continue to be forgiven over a five-year period at 20% per year. The loan is secured by a deed of trust on the house. The unforgiven portion of the note plus 10% per annum interest will be due in full (i) upon insolvency of Mr. Dillon, (ii) upon any transfer of the property without our prior written consent, (iii) within three months of termination of employment for any reason and (iv) within one year following the death of Mr. Dillon. If the amount due is not paid within five days of the due date, at our option, the unforgiven portion shall begin to accrue interest equal to 15% per annum. In accordance with the Sarbanes-Oxley Act, we will not materially modify or renew this loan and, in the future, will not provide any new loans to our executive officers as required under the Sarbanes-Oxley Act. The foregoing summary of the Relocation Agreement is qualified in its entirety by reference to the Offer letter from the Company to Adrian T. Dillon as incoming Executive Vice President and Chief Financial Officer, dated November 6, 2001, incorporated by reference from Exhibit 10.15 of the Company's Form 10-Q filed on March 6, 2002.

  Recent Securities Transactions

        Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to November 15, 2005, except for:

  •
  on September 16, 2005, Agilent repurchased 368,800 shares of common stock on the open market at a price of $33.5321 per share, pursuant to our previously announced share repurchase program;

  •
  on September 19, 2005, Agilent repurchased 400,000 shares of common stock on the open market at a price of $33.6151 per share, pursuant to our previously announced share repurchase program;

  •
  on September 20, 2005, Agilent repurchased 525,000 shares of common stock on the open market at a price of $34.0927 per share, pursuant to our previously announced share repurchase program;

  •
  on September 21, 2005, Agilent repurchased 475,000 shares of common stock on the open market at a price of $33.5956 per share, pursuant to our previously announced share repurchase program;

  •
  on September 21, 2005, A. Barry Rand purchased 2,614 shares of common stock at a price of $30.6784 per share;

  •
  on September 23, 2005, Agilent repurchased 450,000 shares of common stock on the open market at a price of $33.7135 per share, pursuant to our previously announced share repurchase program;

  •
  on September 26, 2005, Agilent repurchased 385,000 shares of common stock on the open market at a price of $33.7081 per share, pursuant to our previously announced share repurchase program;

  •
  on September 27, 2005, Agilent repurchased 420,000 shares of common stock on the open market at a price of $33.5452 per share, pursuant to our previously announced share repurchase program;

  •
  on September 27, 2005, Thomas White acquired 30,000 shares of common stock pursuant to exercise of options at a price of $15.89 per share, and resold 20,000 shares at $33.48 per share and 3,000 shares at $33.18 per share;

  •
  on September 28, 2005, Agilent repurchased 400,000 shares of common stock on the open market at a price of $33.3248 per share, pursuant to our previously announced share repurchase program;

  •
  on September 29, 2005, Agilent repurchased 909,400 shares of common stock on the open market at a price of $32.7695 per share, pursuant to our previously announced share repurchase program; and

  •
  on September 30, 2005, Agilent repurchased 700,000 shares of common stock on the open market at a price of $32.8167 per share, pursuant to our previously announced share repurchase program.

        In addition, on September 9, 2005, we completed redemption of all of our 3% senior convertible debentures due 2021. When the redemption was announced on August 15, 2005, the aggregate outstanding principal amount of debentures was approximately $1.15 billion. In lieu of cash redemption, holders of approximately $466 million aggregate principal amount of the debentures elected to convert their holdings into approximately 14.5 million shares of our common stock. The remaining $684 million of outstanding debentures were retired and, as a result, we no longer have any of the debentures outstanding.

13.   Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

        We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from the NYSE. See Section 7.

        Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

        The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

14.   Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

15.   United States Federal Income Tax Consequences

        The following describes material United States federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

        This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or foreign tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

        As used herein, a "U.S. Holder" means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust.

        Holders of shares that are not U.S. Holders ("foreign stockholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

        If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.

        Non-Participation in the Tender Offer.    U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

        Exchange of Shares Pursuant to the Tender Offer.    An exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

        Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a "complete termination" of all such U.S. Holder's equity interest in us, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of shares for cash will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as "not essentially equivalent to a dividend." U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder's tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

        If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the "extraordinary dividend" provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

        To the extent that amounts received pursuant to the Offer exceed a U.S. Holder's allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder's shares, and any amounts in excess of the U.S. Holder's adjusted basis will constitute capital gain. Any remaining adjusted basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

        We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

        See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.

16.   Extension of the Tender Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if the sale of our SPG business or of our stake in Lumileds has not occurred, or if any other event set forth in Section 7 has not occurred or has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares beyond the range, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares (or             shares) and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 16, the Offer will be extended until the expiration of such period of ten business days.

17.   Fees and Expenses

        We have retained Merrill Lynch & Co. to act as the Dealer Manager, in connection with the Offer. In its role as Dealer Manager, Merrill Lynch & Co. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Merrill Lynch & Co. will receive reasonable and customary compensation. We also have agreed to reimburse Merrill Lynch & Co. for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify Merrill Lynch & Co. against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        Merrill Lynch & Co. and its affiliates may provide various investment banking and other services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Merrill Lynch & Co. and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

        Merrill Lynch & Co. and its affiliates have undertaken to provide financing for the Offer subject to the terms and conditions of the Term Facility Commitment Letter described in Section 9 hereof, and will receive customary fees in connection therewith. In addition, we expect that Merrill Lynch & Co. and its affiliates may act as placement agents in the offering of up to $1.5 billion in Senior Notes, and will receive customary fees in connection therewith. See Section 9.

        We have retained Georgeson Shareholder Communications Inc. to act as Information Agent and Computershare to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

18.   Miscellaneous

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

        In the United Kingdom, this Offer to Purchase is being distributed only to and is directed only at (a) persons who hold common shares in Agilent Technologies Inc. and who fall within article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") and (b) any other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). This Offer to Purchase must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Offer to Purchase relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this Offer to Purchase or any of its contents. This Offer to Purchase must not be distributed, published, reproduced or disclosed (in whole or in part) by recipients to any other person.

        The Australian dollar equivalent of the closing price of our shares on November 14, 2005 ($32.90) was A$46.12, using the U.S. dollar sell rate published by an Australian bank on the previous business day. Using the same U.S. dollar sell rate, the Australian dollar equivalent of the purchase price range (not greater than $37.00 nor less than $32 per share) is A$51.87 and A$44.86, respectively. The Australian dollar equivalents in this paragraph are provided for informational purposes only and are not a prediction of future Australian dollar equivalents.

        This Offer to Purchase shares is private and not subject to the supervision of, nor registration with any Argentine governmental authority. The shares are not being publicly offered in Argentina.

        This Offer to Purchase shares has not been approved by or filed with the relevant securities authorities in Taiwan, the Republic of China. We will not hold a public presentation or seminar to shareholders in Taiwan, the Republic of China. Each shareholder must consult with his or her own legal and tax consultant regarding this Offer to Purchase shares.

        This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

        You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

November 15, 2005

AGILENT TECHNOLOGIES, INC.

November 15, 2005

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:
Computershare Trust Company of New York

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Computershare Trust Company of New York Wall Street Station P.O. Box 1010 New York, NY 10268-1010	For Eligible Institutions Only: (212) 701-7636 For Confirmation Only Telephone: (212) 701-7600	Computershare Trust Company of New York Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005

        Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
Georgeson Shareholder Communications Inc.
17 State Street
10th Floor
New York, New York 10004
Banks and Brokerage Firms Call: (212) 440-9800
Stockholders and All Others Call Toll-free: (888) 293-6903

The Dealer Manager for the Offer is:
Merrill Lynch & Co.
4 World Financial Center
New York, New York 10080
Attention: Equity Capital Markets
Call: (609) 818-8000
Call Toll-free: (877) 653-2948

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE TENDER OFFER